Exhibit (h)(iii)(a)

FOURTH AMENDMENT TO PARTICIPATION AGREEMENT

The Guardian Insurance & Annuity Company, Inc., Variable Insurance Products Fund, and Fidelity Distributors Corporation hereby amend the Participation Agreement ("Agreement") dated December 1, 1997, by doing the following:

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Amended Schedule A attached hereto.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the __ day of June, 2002.

THE GUARDIAN LIFE INSURANCE & ANNUITY COMPANY, INC.

By:	/s/ Peggy Coppola
Name:	Peggy Coppola
Title:	V.P., Guardian Investor Services – Equity Business Development

VARIABLE INSURANCE PRODUCTS FUND

By:	/s/ Maria Dwyer
Maria Dwyer
Treasurer

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Eric Roiter
Eric Roiter
Vice President

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by Board of Directors	Policy Form Numbers of Contracts Funded By Separate Account
Separate Account K (November 18, 1993)	Park Avenue Life (’95 and ’97) Park Avenue Life 2000

Separate Account M (February 27, 1997)	Park Avenue VUL

Separate Account E (September 26, 1996)	The Guardian Investor Retirement Asset Manager Variable Annuity Contract

Separate Account F (February 24,2000)	C+C Variable Annuity

Separate Account N (September 23, 1999)	Park Avenue VUL-Millennium Series

Separate Account D (1986)	The Guardian Investor Individual Variable Annuity Contract

Separate Account A (1981)	ValueGuard II Individual and Group Deferred Variable Annuity Contract

Separate Account Q (March 14, 2002)	Guardian Investor Income Access